UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 5, 2008

Republic Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14267	65-0716904

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 SE 6th Street, 28th Floor, Fort Lauderdale, Florida	33301

(Address of principal executive offices)	(Zip Code)

(954) 769-2400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

ITEM 8.01. OTHER EVENTS.
Republic Services, Inc. (the “Company”) announced today that on August 1, 2008, a wholly-owned subsidiary, Republic Services of Southern Nevada (“RSSN”), signed a Consent Decree and Settlement Agreement (the “Consent Decree”) with the United States Environmental Protection Agency, the Bureau of Land Management and Clark County related to the Sunrise Landfill. Under the Consent Decree, RSSN has agreed to perform certain remedial activities at the Sunrise Landfill for which RSSN and Clark County were otherwise jointly and severally liable. RSSN is currently working with the Clark County Staff and Board of Commissioners to develop a mechanism to recover or fund costs to comply with the Consent Decree.
The Company will record, based on management’s best estimates, a $35.0 million charge to income from continuing operations before provision for income taxes ($22.0 million, or approximately $.12 per diluted share, net of tax) during the three months ending June 30, 2008 to comply with the Consent Decree. This charge is not expected to have a material impact on cash flow from operating activities during 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 5, 2008	REPUBLIC SERVICES, INC.
	By:	/s/ Tod C. Holmes
Tod C. Holmes
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

	By:	/s/ Charles F. Serianni
Charles F. Serianni
Vice President and Chief Accounting Officer (Principal Accounting Officer)

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